EXHIBIT 99.1

CONTACTS: Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386 Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

August 9, 2011

Snyder’s-Lance Reports Results for Second Quarter 2011

•	Net revenue of $413 million, a 75% increase over 2010

•	Reports 2011 second quarter earnings per diluted share of $0.16 excluding special items

•	Reports 2011 second quarter loss per diluted share of ($0.06) including special items

•	Declares quarterly dividend of $0.16 per share on common stock

•	Comparisons made in this release to prior year relate to the prior year reported results for Lance, Inc. only

Charlotte, NC, - August 9, 2011 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its second quarter of 2011. The Company previously issued an announcement on July 22, 2011, which provided preliminary second quarter earnings and new estimates for the year. This release confirms the earlier release relative to second quarter 2011 earnings and estimates for the year.

Net revenue for the second quarter ended July 2, 2011, was $413 million, an increase of 75% over prior year net revenue of $235 million that was reported by Lance, Inc. (“Lance”) prior to the merger with Snyder’s of Hanover, Inc. (“Merger”) completed on December 6, 2010. This growth was primarily a result of incremental net revenue resulting from the Merger. In the second quarter of 2011, the Company realized net income excluding special items of $11.1 million, or $0.16 per diluted share, as compared to second quarter 2010 net income excluding special items of $14.6 million, or $0.44 per diluted share that was reported the Company prior to the Merger. A net loss of ($3.8) million, including special items, was reported for the second quarter of 2011 compared to net income of $12.4 million, including special items, for the second quarter of 2010. Special items for the second quarter of 2011 were $14.9 million after taxes, including severance charges and non-cash expenses of $6.5 million after taxes related to the impairment of transportation equipment. These charges primarily relate to the conversion of the Company’s Direct Store Delivery (“DSD”) system to an independent operator model, consistent with the integration plan following the Merger. Special items for the second quarter of 2010 included after-tax expenses of $2.2 million associated with a workforce reduction.

Comments from Management

“Although our second quarter profitability was disappointing, our company remains strong and on track to complete the integration plans laid out following the Merger which created Snyder’s-Lance,” commented David V. Singer, Chief Executive Officer. “With the exception of our private brands products, the Company’s sales and profitability are in line with our expectations. Net sales of our branded products increased by 3.5% compared to last year with solid growth in pretzels, sandwich crackers, and kettle chips. Our DSD integration efforts remain on track to be completed by mid-year 2012. So far, commitments from our employees and other sources to purchase the routes we have offered for sale have exceeded our internal expectations, which supports our confidence in meeting our integration and DSD synergy targets. As we work through our remaining DSD markets, we expect to continue this level of success, which will ultimately position Snyder’s-Lance to deliver accelerated growth and better profit margins in our branded products. Also, while our private brands products have been pressured as pricing has lagged rising commodity costs, we expect to gain margin with price increases that become effective during the third quarter of 2011. Everyone at Snyder’s-Lance is working hard each and every day to complete our integration while handling the many aspects of managing our day to day business. I’m very proud of our progress and the team that is making it happen. I look forward to continuing a successful integration and to regaining our private brands margins as we build toward a bright future.”

Dividend Declared

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 23, 2011 to stockholders of record at the close of business on August 15, 2011.

Estimates for 2011

Overall, we expect that 2011 performance will continue to be difficult to predict as a number of variables may impact earnings and revenue in the short term while we continue the integration. As previously announced on July 22, 2011, full year 2011 earnings per share (EPS), excluding special items, are expected to be in a range of $0.75 to $0.90 on a fully diluted basis. Additionally, we estimate that net revenue will be between $1.59 billion and $1.63 billion for the full year 2011, and expect capital expenditures to be in a $60 million to $70 million range for the year.

Conference Call

Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Tuesday, August 9th, 2011 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on August 9th and midnight on August 16th. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 87051683. Investors may also access a web-based replay of the conference call at Snyder’s-Lance’s web site, www.lanceinc.com.

The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Snyder’s-Lance, Inc.’s website, www.lanceinc.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Snyder’s-Lance’s Investor Relations home page.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, North Carolina, manufactures, markets and distributes snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance, Inc. has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under brand names including Snyder’s of Hanover, Lance, Cape Cod, Tom’s, Jays, Krunchers!, Grande, Archway, O-Ke-Doke, and Stella D’oro along with a number of private label and third party brands. Products are distributed widely through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels.

Cautionary Information about Forward Looking Statements

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; business disruption from merger integration and conversion of our distribution network to independent operators, including failure to realize anticipated synergies in a timely manner or the loss of key personnel; failure to maintain proper and effective internal controls; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; disruptions to our supply chain or information technology systems; changes in consumer preferences; inability to maintain existing markets or expand to other geographic markets; potential threats to trademarks and other proprietary intellectual rights; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income/(Loss) (Unaudited)

For the Quarters and Six Months Ended July 2, 2011 and June 26, 2010

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 2, 2011	June 26, 2010*	July 2, 2011	June 26, 2010*

Net revenue	$412,541	$235,417	$801,011	$457,034
Cost of sales	268,904	137,982	516,202	275,724

Gross margin	143,637	97,435	284,809	181,310

Selling, general and administrative	137,134	77,682	258,040	158,101
Other expense, net	10,145	174	10,184	3,785

(Loss)/income before interest and income taxes	(3,642)	19,579	16,585	19,424

Interest expense, net	2,367	862	5,026	1,722

(Loss)/income before income taxes	(6,009)	18,717	11,559	17,702

Income tax (benefit)/expense	(2,303)	6,312	4,222	5,982

Net (loss)/income	(3,706)	12,405	7,337	11,720

Net income attributable to noncontrolling interests	(142)	—	(336)	—

Net (loss)/income attributable to Snyder’s-Lance, Inc.	$(3,848)	$12,405	$7,001	$11,720

Basic earnings per share	$(0.06)	$0.39	$0.10	$0.37
Weighted average shares outstanding – basic	67,365	31,978	67,048	31,868

Diluted earnings per share	$(0.06)	$0.38	$0.10	$0.36
Weighted average shares outstanding – diluted	67,365	32,502	68,168	32,370

Cash dividends declared per share	$0.16	$0.16	$0.32	$0.32

*	Quarter and Six Months Ended June 26, 2010 amounts have been revised to reflect the change in accounting for inventory.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of July 2, 2011 (Unaudited) and January 1, 2011

(in thousands, except share data)

	July 2, 2011	January 1, 2011
ASSETS

Current assets:
Cash and cash equivalents	$11,154	$27,877
Accounts receivable, net of allowances of $2,110 and $2,899, respectively	154,029	128,556
Inventories	102,261	96,936
Income tax receivable	31,063	29,304
Deferred income taxes	18,503	14,346
Prepaid expenses and other current assets	22,277	26,748

Total current assets	339,287	323,767

Noncurrent assets:
Fixed assets, net of accumulated depreciation of $322,320 and $299,877, respectively	330,209	336,673
Goodwill, net	380,265	376,281
Other intangible assets, net	406,961	407,579
Other noncurrent assets	18,980	18,056

Total assets	$1,475,702	$1,462,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$59,510	$39,938
Accrued compensation	41,705	31,564
Other payables and accrued liabilities	64,810	64,000
Current portion of long-term debt	58,829	57,767

Total current liabilities	224,854	193,269

Noncurrent liabilities:
Long-term debt	200,817	227,462
Deferred income taxes	196,659	180,812
Other noncurrent liabilities	21,322	24,198

Total liabilities	643,652	625,741

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 67,625,409 and 66,336,807 shares outstanding, respectively	56,352	55,278
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	727,901	722,007
Retained earnings	25,961	40,199
Accumulated other comprehensive income	18,324	15,104

Total Snyder’s-Lance, Inc. stockholders’ equity	828,538	832,588
Noncontrolling interests	3,512	4,027

Total stockholders’ equity	832,050	836,615

Total liabilities and stockholders’ equity	$1,475,702	$1,462,356

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended July 2, 2011 and June 26, 2010

(in thousands)

	Six Months Ended
	July 2, 2011	June 26, 2010*

Operating activities
Net income	$7,337	$11,720
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27,928	19,188
Stock-based compensation expense	969	3,609
(Gain)/Loss on sale of fixed and intangible assets	(91)	195
Impairment of fixed assets	10,119	584
Changes in operating assets and liabilities	10,692	(12,383)

Net cash provided by operating activities	56,954	22,913

Investing activities
Purchases of fixed assets	(32,297)	(13,220)
Purchases of routes	(3,821)	—
Proceeds from sale of fixed assets	642	2,067
Proceeds from sale of routes	2,971	—
Proceeds from sale of investments	960	—

Net cash used in investing activities	(31,545)	(11,153)

Financing activities
Dividends paid to stockholders	(21,238)	(10,314)
Dividends paid to noncontrolling interests	(281)	—
Acquisition of additional interest in Melisi Snacks, Inc.	(1,500)	—
Issuances of common stock	6,335	1,720
Repurchases of common stock	—	(4,668)
Net (repayments)/proceeds from existing credit facilities	(25,583)	3,000

Net cash used in financing activities	(42,267)	(10,262)

Effect of exchange rate changes on cash	135	99

(Decrease)/Increase in cash and cash equivalents	(16,723)	1,597
Cash and cash equivalents at beginning of period	27,877	5,418

Cash and cash equivalents at end of period	$11,154	$7,015

Supplemental information:
Cash (received)/paid for income taxes, net of refunds of $7,251 and $22, respectively	$(6,176)	$2,885
Cash paid for interest	$5,701	$1,689

*	Six Months Ended June 26, 2010 amounts have been revised to reflect the change in accounting for inventory.

Reconciliation of Non-GAAP Measures

(in thousands, except per share data)

(unaudited)

	Net of Tax	Per Diluted Share
Six Months Ended July 2, 2011
Net income attributable to Snyder’s-Lance, Inc.	$7,001	$0.10

Impairment of route trucks	6,481
Other merger-related costs – severance and professional fees	9,475

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$22,957	$0.34

Six Months Ended June 26, 2010
Net income attributable to Snyder’s-Lance, Inc.	$11,720	$0.36

Employee termination costs from workforce reduction	2,162
Merger and acquisition activity	1,930

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$15,812	$0.48

Quarter Ended July 2, 2011
Net loss attributable to Snyder’s-Lance, Inc.	$(3,848)	$(0.06)

Impairment of route trucks	6,481
Other merger-related costs – severance and professional fees	8,494

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$11,127	$0.16

Quarter Ended June 26, 2010
Net income attributable to Snyder’s-Lance, Inc.	$12,405	$0.38

Employee termination costs from workforce reduction	2,162

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$14,567	$0.44